WILLIAM PENN BANCORP, INC.

(a federal stock corporation)

up to __ Shares

(subject to increase up to __ shares)

COMMON SHARES

($0.10 Par Value)

Subscription Price $10.00 Per Share

AGENCY AGREEMENT

February __, 2008

Keefe, Bruyette & Woods, Inc.

211 Bradenton Drive

Dublin, Ohio 43017-5034

Ladies and Gentlemen:

William Penn Bancorp, Inc., a federally-chartered stock corporation in orgaanization (the “Company”) William Penn, MHC, a federally-chartered mutual holding company in organization (the “MHC”) and William Penn Bank, FSB, a federally-chartered stock savings bank located in Levittown, Pennsylvania, (the “Bank”) (collectively, the “William Penn Parties”), hereby confirm their agreement with Keefe, Bruyette & Woods, Inc. (the “Agent”) as follows:

Section 1. The Offering. The Company, in accordance with a plan of stock issuance adopted by the Board of Directors, (the “Plan”) will offer and sell up to __ shares (subject to increase up to __) of its common stock, $0.10 par value per share (the “Shares” or “Common Shares”), in a subscription offering (the “Subscription Offering”) to (1) depositors of the Bank with Qualifying Deposits (as defined in the Plan) as of September 30, 2006 (“Eligible Account Holders”), (2) the employee stock ownership plan established by either the Bank or the Company (the “ESOP”), (3) depositors of the Bank with Qualifying Deposits as of December 31, 2007 (“Supplemental Eligible Account Holders”), and (4) all other depositors of the Bank as of January 31, 2008 and borrowers off the Bank as of June 1, 2005 whose borrowings remained outstanding as of January 31, 2008. Subject to the prior subscription rights of the above-listed parties, the Company may offer for sale in a community offering (the “Community Offering” and when referred to together with or subsequent to the Subscription Offering, the “Subscription and Community Offering”) the Shares not subscribed for or ordered in the Subscription Offering to members of the general public to whom a copy of the Prospectus (as hereinafter defined) is delivered with a preference given to (1) natural persons who are residents of Bucks County, Pennsylvania, (2) other residents of Pennsylvania, and (3) the general public. It is anticipated that shares not subscribed for in the Subscription and Community Offering may be offered to certain members of the general public on a best efforts basis through a selected dealers agreement (the “Syndicated Community Offering”) (the Subscription Offering, Community Offering and Syndicated Community Offering are collectively referred to as the “Offering”). It is acknowledged that the purchase of Shares in the Offering is subject to the maximum and minimum purchase limitations as described in the Plan and that the Company may reject, in whole or in part, any orders received in the Community Offering or Syndicated Community Offering. The Common Shares offered for sale in the Offering will represent a minority ownership interest of 28.0% of the Company’s total outstanding Common Shares.

In connection with the Offering and pursuant to the terms of the Plan as described in the Prospectus (as hereinafter defined), immediately following the consummation of the Offering, subject to compliance with certain conditions as may be imposed by regulatory authorities, the Company will contribute __ shares of Common Stock to the William Penn Bank Community Foundation (the “Foundation”) such shares hereinafter being referred to as the “Foundation Shares.”

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form SB-2 (File No. __) (the “Registration Statement”), containing a prospectus relating to the Offering, for the registration of the Shares under the Securities Act of 1933 (the “1933 Act”), and has filed such amendments thereof and such amended prospectuses as may have been required to the date hereof. The term “Registration Statement” shall include any documents incorporated by reference therein and all financial schedules and exhibits thereto, as amended, including post-effective amendments. The prospectus, as amended, on file with the Commission at the time the Registration Statement initially became effective is hereinafter called the “Prospectus,” except that if any Prospectus is filed by the Company pursuant to Rule 424(b) or (c) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) differing from the prospectus on file at the time the Registration Statement initially became effective, the term “Prospectus” shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission.

In accordance with 12 C.F.R. Part 575 (the “Reorganization Regulations”), the Bank has filed with the OTS a Form MHC-1 Notice of Mutual Holding Company Reorganization (“Form MHC-1”) and a Form MHC-2 Application for Approval of a Minority Stock Issuance by a Subsidiary of a Mutual Holding Company (“Form MHC-2”), including the Prospectus and the Valuation Appraisal Report prepared by RP Financial, LC (the “Appraisal”). The Form MHC-1 and Form MHC-2, as amended to date, if applicable, and as from time to time amended or supplemented hereafter, are hereafter collectively referred to as the “MHC Notice.” The Company and the MHC have filed with the OTS an application on Form H-(e)1-S (the “Holding Company Application”) to become savings and loan holding companies under the Home Owners’ Loan Act, as amended (the “HOLA”), and the regulations promulgated thereunder. Collectively, the MHC Notice and the Holding Company Application may also be termed the “Applications.” The Applications have been approved by the OTS and the related Prospectus has been authorized for use by the OTS.

Section 2. Retention of Agent; Compensation; Sale and Delivery of the Shares. Subject to the terms and conditions herein set forth, the William Penn Parties hereby appoint the Agent as their exclusive financial advisor and marketing agent (i) to utilize its best efforts to solicit subscriptions for Common Shares and to advise and assist the William Penn Parties with respect to the Company’s sale of the Shares in the Offering, and (ii) to participate in the Offering in the areas of market making, research coverage and in syndicate formation (if necessary).

On the basis of the representations, warranties, and agreements herein contained, but subject to the terms and conditions herein set forth, the Agent accepts such appointment and agrees to consult with and advise the William Penn Parties as to the matters set forth in the letter agreement, dated October 16, 2007, between the Bank and the Agent (a copy of which is attached hereto as Exhibit A). It is acknowledged by the William Penn Parties that the Agent shall not be required to purchase any Shares or be obligated to take any action which is inconsistent with all applicable laws, regulations, decisions or orders.

The obligations of the Agent pursuant to this Agreement (other than those set forth in Section 2(a) and (c) hereof) shall terminate upon termination of the Offering, but in no event later than 45 days after the completion of the Subscription Offering (the “End Date”). All fees or expenses due to the Agent but unpaid will be payable to the Agent in next day funds at the earlier of the Closing Date (as hereinafter defined) or the End Date. In the event the Offering is extended beyond the End Date, the William Penn Parties and the Agent may agree to renew this Agreement under mutually acceptable terms.

In the event the Company is unable to sell a minimum of __ Shares within the period herein provided, this Agreement shall terminate and the Company shall refund to any persons who have subscribed for any of the Shares the full amount which it may have received from them plus accrued interest, as set forth in the Prospectus; and none of the parties to this Agreement shall have any obligation to the other parties hereunder, except as set forth in this Section 2 and in Sections 6, 8 and 9 hereof. In the event the Offering is terminated for any reason not attributable to the action or inaction of the Agent, the Agent shall be paid the fees due to the date of such termination pursuant to subparagraphs (a) and (d) below.

If all conditions precedent to the sale of all Shares required by the Plan to be sold, are satisfied, the Company agrees to issue the Shares sold in the Offering and to release for delivery certificates for such Shares on the Closing Date (as hereinafter defined) against payment to the Company by any means authorized by the Plan; provided, however, that no funds shall be released to the Company until the conditions specified in Section 7 hereof shall have been complied with to the reasonable satisfaction of the Agent and its counsel. The release of Shares against payment therefor shall be made on a date and at a place acceptable to the William Penn Parties and the Agent. Certificates for shares shall be delivered directly to the purchasers in accordance with their directions. The date upon which the Company shall release or deliver the Shares sold in the Offering, in accordance with the terms herein, is called the “Closing Date.”

The Agent shall receive the following compensation for its services hereunder:

(a)       A management fee of $25,000 payable in four consecutive monthly installments of $6,250 commencing with the adoption of the Plan. This fee shall be due as it is earned and shall be non-refundable.

(b)       A success fee upon completion of the Offering of 1.00% of the aggregate purchase price of the Common Shares sold in the Subscription Offering and Community Offering excluding shares contributed to the Foundation, purchased by the Bank’s officers, directors, or employees (or members of their immediate family) or their IRAs, or the ESOP, tax-qualified or stock-based compensation plans or similar plans created by the Bank or the Company for some or all of its directors or employees. The management fee will be applied against the success fee.

(c)       If any of the Common Shares remain available after the Subscription Offering, at the request of the Company, the Agent will seek to form a syndicate of registered broker-dealers (“Selected Dealers”) to assist in the sale of such Common Shares on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. The Agent will endeavor to distribute the Common Shares among the Selected Dealers in a fashion which best meets the distribution objectives of the Bank and the Plan. The Agent will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the Shares sold by the Selected Dealers. The Agent will pass onto the Selected Dealers who assist in the Syndicated Community Offering an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases effected with the assistance of Selected Dealers other than the Agent shall be transmitted by the Agent to such Selected Dealers. The decision to utilize Selected Dealers will be made by the Bank upon consultation with the Agent. In the event, with respect to any stock purchases, fees are paid pursuant to this subparagraph 2(c), such fees shall be in lieu of, and not in addition to, payment pursuant to paragraph 2(b).

(d)       The William Penn Parties shall reimburse the Agent for reasonable out-of-pocket expenses, including costs of travel, meals and lodging, photocopying, telephone, facsimile, couriers not to exceed $25,000. In addition, the William Penn Parties will reimburse the Agent for legal fees paid to the Agent’s legal counsel not to exceed $35,000 and expenses of Agent’s legal counsel not to exceed $5,000. The Company will bear the expenses of the Offering customarily borne by issuers including, without limitation, regulatory filing fees, SEC, OTS, “Blue Sky,” the fees and expenses incurred in connection with the listing of the Shares on the OTC Bulletin Board, the filing fees and disbursements of counsel in connection therewith and in connection with the preparation of the Blue Sky Memorandum (as defined below), and FINRA (as defined below) filing and registration fees; the fees of the William Penn Parties’ accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing expenses associated with the Offering; and the fees set forth under this Section 2.

Additional Services. Agent further agrees to provide general financial advisory assistance to the Company and the Bank for a period of [three] years following completion of the Offering, including assistance with financial modeling, formation of a dividend policy and share repurchase program, assistance with shareholder reporting and shareholder relations matters, general advice on mergers and acquisitions and other related financial matters, without the payment by the Company and the Bank of any fees in addition to those set forth in this Section 2 hereof. If, however, a specific buy side assignment were to develop, Agent would look to develop a separate and specific engagement letter tailored to such a transaction, while simultaneously maintaining the elements of this Agreement in good standing.

As part of the post-Offering financial advisory services, Agent will specifically conduct the following:

•	assistance with financial modeling
•	assistance with the formation of dividend policy
•	assistance with a share repurchase strategy
•	assistance with shareholder relations matters
•

general advice on mergers and acquisitions and other related financial matters, including updating the Company on the merger & acquisition market with specific attention being paid to comparable transactions in terms of charter, size, region, capital levels and profitability. Such updates will serve as a benchmark for understanding how merger and acquisition pricing is influenced by various profitability and efficiency metrics and will serve to keep the Company focused on continuing to achieve further franchise value.

Full payment of Agent’s actual and accountable expenses, advisory fees and compensation shall be made in next day funds on the earlier of the Closing Date or a determination by the Bank to terminate or abandon the Offering.

Section 3. Sale and Delivery of Shares. If all conditions precedent to the sale of all Shares required by the Plan to be sold, are satisfied, the Company agrees to issue, or have issued, the Shares sold in the Offering and to release for delivery certificates for such Shares on the Closing Date against payment to the Company by any means authorized by the Plan; provided, however, that no funds shall be released to the Company until the conditions specified in Section 7 hereof shall have been complied with to the reasonable satisfaction of the Agent and its counsel. The release of Shares against payment therefor shall be made on a date and at a place acceptable to the William Penn Parties and the Agent. Certificates for shares shall be delivered directly to the purchasers in accordance with their directions.

Section 4. Representations and Warranties of the Company. The William Penn Parties represent and warrant to and agree with the Agent as follows:

(a)                   The Registration Statement which was prepared by the Company and the Bank and filed with the Commission has been declared effective by the Commission, no stop order has been issued with respect thereto and no proceedings therefor have been initiated or, to the knowledge of the William Penn Parties, threatened by the Commission. At the time the Registration Statement, including the Prospectus contained therein (including any amendment or supplement), became effective and at the Closing Date, the Registration Statement complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), and any information regarding the Company contained in the Registration Statement, the Prospectus (including any amendment or supplement) or Sales Information (as such term is defined in Section 8 hereof) authorized by the

Company for use in connection with the Offering, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and at the time any Rule 424(b) or (c) Prospectus is filed with the Commission and at the Closing Date referred to in Section 2 hereof, the Prospectus (including any amendment or supplement thereto) and any information regarding the Company contained in any Blue Sky Application or Sales Information (as such terms are defined in Section 8 hereof) authorized by any of the William Penn Parties for use in connection with the Offering will contain all statements that are required to be stated therein in accordance with the 1933 Act and the 1933 Act Regulations and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 4(a) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the William Penn Parties by the Agent or its counsel expressly regarding the Agent for use in the Prospectus under the caption “The Reorganization and Offering— Plan of Distribution and Marketing Arrangements” or statements in or omissions from any Sales Information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.

(b)                   The MHC Notice, which was prepared by the Company and the Bank and filed with the OTS, has been approved by the OTS and the related Prospectus to be delivered to members of the Bank has been authorized for use by the OTS and the MHC Notice complied in all material respects with the Reorganization Regulations except as otherwise waived by the OTS. No order has been issued by the OTS or the Commission or any state securities administrator preventing or suspending the use of the Prospectus or any supplemental sales literature authorized by the William Penn Parties for use in connection with the Offering, and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Offering is, to the best knowledge of the William Penn Parties, pending or threatened. At the time of the approval of the MHC Notice, including the Prospectus (including any amendment or supplement thereto) by the OTS and at all times subsequent thereto until the Closing Date, the MHC Notice, including the Prospectus (including any amendment or supplement thereto),will comply in all material respects with the Reorganization Regulations, except to the extent waived or otherwise approved by the OTS. The MHC Notice, including the Prospectus (including any amendment or supplement thereto), does not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 4(b) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the William Penn Parties by the Agent or its counsel expressly regarding the Agent for use in the Prospectus contained in the MHC Notice under the caption “The Reorganization and Offering— Plan of Distribution and Marketing Arrangements” or statements in or omissions from any sales information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.

(c)                   The Holding Company Application has been prepared by the Company and the MHC in material conformity with the requirements of the OTS and approved by the OTS.  A conformed copy of the Holding Company Application has been delivered to the Agent and its counsel, receipt of which is hereby acknowledged by the Agent.

(d)                   The William Penn Parties have filed the Prospectus and any supplemental sales literature with the Commission and the OTS. The Prospectus and all supplemental sales literature, as of the date the Registration Statement became effective and on the Closing Date referred to in Section 2, complied and will comply in all material respects with the applicable requirements of the 1933 Act Regulations and, at or prior to the time of their first use, will have received all required authorizations of the OTS and Commission for use in final form. No approval of any other regulatory or supervisory or other public authority is required in connection with the distribution of the Prospectus and any supplemental sales literature that has not been obtained and a copy of which has been delivered to the Agent. The William Penn Parties have not distributed any offering material in connection with the Offering except for the Prospectus and any supplemental sales material that has been filed with the Registration Statement and Applications authorized for use by the Commission and the OTS. The information contained in the supplemental sales material filed as an exhibit to both the Registration Statement and Applications does not conflict with information contained in the Registration Statement and the Prospectus.

(e)                   The offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the Reorganization Regulations except to the extent waived or otherwise approved by the OTS, and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Offering imposed upon the William Penn Parties by the OTS, the Commission, or any other regulatory authority and in the manner described in the Prospectus. To the best knowledge of the William Penn Parties, no person has sought to obtain review of the final action of the OTS in approving the Plan, the MHC Notice or the Holding Company Application pursuant to the HOLA or any other statute or regulation.

(f)                    At the Closing Date, the Company will be a duly organized and validly existing federally-chartered stock corporation. The Company is duly authorized to conduct its business and own its property as described in the Registration Statement and the Prospectus; the Company will have obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except those that individually or in the aggregate would not materially adversely affect the financial condition, results of operations or business of the William Penn Parties taken as a whole; all such licenses, permits and governmental authorizations will be in full force and effect, and the Company will be in compliance with all material laws, rules, regulations and orders applicable to the operation of its business, except where failure to be in compliance would not materially adversely affect the financial condition, results of operations or business of the William Penn Parties taken as a whole; the Company will be duly qualified as a foreign corporation to transact business and will be in good standing in each jurisdiction in which its ownership of property or leasing of property or the conduct of its business requires such qualification, unless the failure to be so qualified in one or more of such jurisdictions would not have a material adverse effect on the financial condition, results of operations or business of the William Penn Parties taken as a whole. The Company will not own equity securities or any equity interest in any other business enterprise except as described in the Prospectus or as would not be material to the operations of the Company.

(g)                   At the Closing Date, the MHC will be duly chartered and validly existing as a mutual holding company in good standing under the laws of the United States of America with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus, and will be qualified to do business as a foreign corporation in each jurisdiction in which the conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the financial condition, results of operations or business of the William Penn Parties taken as a whole. At the Closing Date, the MHC will have all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not materially adversely affect the financial condition, results of operations or business of the William Penn Parties taken as a whole; all such licenses, permits and governmental authorizations will be in full force and effect, and the MHC in all material respects will be in compliance with all laws, rules, regulations and orders applicable to the operation of its business.

(h)                   The Bank has been duly organized and is a validly existing federally-chartered stock association in the mutual form of organization. The Bank is duly authorized to conduct its business and own its property as described in the Registration Statement and the Prospectus; the Bank has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except those that individually or in the aggregate would not materially adversely affect the financial condition, results of operations or business of the William Penn Parties taken as a whole; all such licenses, permits and governmental authorizations are in full force and effect, and the Bank is in compliance with all material laws, rules, regulations and orders applicable to the operation of its business, except where failure to be in compliance would not materially adversely affect the financial condition, results of operations or business of the William Penn Parties taken as a whole; the Bank is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which its ownership of property or leasing of property or the conduct of its business requires such qualification, unless the failure to be so qualified in one or more of such jurisdictions would not have a material adverse effect on the financial condition, results of operations or business of the William Penn Parties taken as a whole. The Bank does own equity securities or any equity interest in any other business enterprise except as described in the Prospectus or as would not be material to the operations of the Bank. Upon completion of the sale by the Company of the Shares contemplated by the Prospectus, (i) all of the authorized and outstanding capital stock of the Bank will be owned by the Company and (ii) the Company will have no direct subsidiaries other than the Bank. The Offering will be effected in all material respects in accordance with all applicable statutes, regulations, decisions and orders; and, except with respect to the filing of certain post-sale reports and documents in compliance with the 1933 Act Regulations, the Reorganization Regulations or letters of approval at the time of the Closing, all terms, conditions, requirements and provisions with respect to the Offering imposed by the Commission and the OTS, if any, will have been complied with by the Company in all material respects or appropriate waivers will have been obtained and all material notice and waiting periods will have been satisfied, waived or elapsed.

(i)                    The MHC and the Company will be registered and in good standing as savings association holding companies under the HOLA.

(j)                    The only subsidiary of the Bank is WPSLA Investment Corporation (“WPSLA”). Except for WPSLA and except as set forth in the Prospectus, the Bank does not directly or indirectly, control any other corporation, limited liability company, partnership, joint venture, association, trust or other business organization.

(k)                   The Bank is a member of the Federal Home Loan Bank of Pittsburgh (“FHLB-Pittsburgh”). The deposit accounts of the Bank are insured by the FDIC up to the applicable limits, and no proceedings for the termination or revocation of such insurance are pending or, to the best knowledge of the William Penn Parties, threatened. The Bank is a “qualified thrift lender” within the meaning of 12 U.S.C. §l467(a)(m).

(l)                    The William Penn Parties have good and marketable title to all real property and good title to all other assets material to the businesses of the William Penn Parties, taken as a whole, and to those properties and assets described in the Registration Statement and Prospectus as owned by the William Penn Parties, free and clear of all liens, charges, encumbrances or restrictions, except such as are described in the Registration Statement and Prospectus, or are not material to the businesses of the William Penn Parties, taken as a whole; and all of the leases and subleases material to the businesses of the William Penn Parties, taken as a whole, under which, the William Penn Parties hold properties, including those described in the Registration Statement and Prospectus, are in full force and effect.

(m)                  The Company has received an opinion of its special counsel, Malizia Spidi & Fisch, PC, with respect to the federal income tax consequences of the Offering and the proposed establishment of, and contribution to, the Foundation; all material aspects of such opinion are accurately summarized in the Registration Statement and the Prospectus. The Company represents and warrants that the facts upon which such opinion is based are truthful, accurate and complete. None of the William Penn Parties will take any action inconsistent therewith.

(n)                   Each of the William Penn Parties has all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, to carry out the provisions and conditions hereof and, with respect to the Company, to issue and sell the Shares to be sold by it and to contribute the Foundation Shares to the Foundation, as provided herein and as described in the Prospectus, subject to approval or confirmation by the OTS of the final appraisal of the William Penn Parties including the Bank. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the William Penn Parties; and the Plan has been duly and validly authorized by all necessary corporate action on the part of each of the William Penn Parties. This Agreement has been validly executed and delivered by each of the William Penn Parties and is the valid, legal and binding agreement of each of the William Penn Parties enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws relating to or affecting the enforcement of creditors rights generally or the rights of creditors of savings and loan holding companies or savings associations, as the case may be, the accounts of whose subsidiaries or of which are insured by the FDIC, or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law, and except to the extent, if any, that the provisions of Sections 8 and 9 hereof may be unenforceable as against public policy).

(o)                   None of the William Penn Parties are in violation of any directive received from the OTS or any other agency to make any material change in the method of conducting its business so as to comply in all material respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the OTS) and, except as may be set forth in the Registration Statement and the Prospectus, there is no suit or proceeding or charge or action before or by any court, regulatory authority or governmental agency or body, pending or, to the knowledge of any of the William Penn Parties, threatened, which might materially and adversely affect the Offering, as described in the Registration Statement and the Prospectus or which might result in any material adverse change in the financial condition, results of operations or business of the Company and the Bank, taken as a whole, or which would materially affect their properties and assets.

(p)                   The financial statements, schedules and notes related thereto which are included in the Prospectus fairly present the balance sheet, income statement, statement of changes in equity capital and statement of cash flows of the Company on a consolidated basis with the Bank (except as otherwise stated therein) at the respective dates indicated and for the respective periods covered thereby and comply as to form in all material respects with the applicable accounting requirements of Title 12 of the Code of Federal Regulations. Such financial statements, schedules and notes related thereto have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied through the periods involved, present fairly in all material respects the information required to be stated therein and are consistent with the most recent financial statements and other reports filed by the Company and the Bank with the OTS, except that accounting principles employed in such regulatory filings conform to the requirements of the OTS and not necessarily to GAAP. The other financial, statistical and pro forma information and related notes included in the Prospectus present fairly the information shown therein on a basis consistent with the audited and unaudited financial statements of the Company on a consolidated basis with the Bank (except as otherwise stated therein) included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been properly applied on the basis described therein.

(q)                   Since the respective dates as of which information is given in the Registration Statement including the Prospectus: (i) there has not been any material adverse change, financial or otherwise, in the condition of the Company and the Bank and their subsidiaries, considered as one enterprise, or in the earnings, capital properties or business of the Company and the Bank whether or not arising in the ordinary course of business; (ii) there has not been any material increase in the long-term debt of the Company or the Bank or in the principal amount of the Company’s or the Bank’s assets which are classified by the Company or the Bank as substandard, doubtful or loss or in loans past due 90 days or more or real estate acquired by foreclosure, by deed-in-lieu of foreclosure or deemed in-substance foreclosure or any material decrease in equity capital or total assets of the Company on a consolidated basis with the Bank; nor have the William Penn Parties issued any securities (other than in connection with the incorporation of the Company and the reorganization of the Bank into a mutual holding company structure) or incurred any liability or obligation for borrowing other than in the ordinary course of business; (iii) there have not been any material transactions entered into by any of the William Penn Parties; (iv) there has not been any material adverse change in the aggregate dollar amount (on a consolidated basis with the Bank) of the Company’s deposits or its net worth; (v) there has been no material adverse change in any of the William Penn Parties’ relationships with their insurance carriers, including, without limitation, cancellation or other termination of any of the William Penn Parties’ fidelity bond or any other type of insurance coverage; (vi) except as disclosed in the Prospectus, there has been no material change in management of any of the William Penn Parties; (vii) none of the William Penn Parties has sustained any material loss or interference with its respective business or properties from fire, flood, windstorm, earthquake, accident or other calamity, whether or not covered by insurance; (viii) none of the William Penn Parties is in default in the payment of principal or interest on any outstanding debt obligations; (ix) the capitalization, liabilities, assets, properties and business of the William Penn Parties conform in all material respects to the descriptions thereof contained in the Prospectus; and (x) none of the William Penn Parties has any material contingent liabilities, except as set forth in the Prospectus.

(r)                    None of the William Penn Parties is (i) in violation of their respective charter or bylaws, as applicable or (ii) in default in the performance or observance of any material obligation, agreement, covenant, or condition contained in any material contract, lease, loan agreement, indenture or other instrument to which it is a party or by which it or any of its property may be bound. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not: (i) conflict with or constitute a breach of, or default under, or result in the creation of any material lien, charge or encumbrance upon any of the assets of any of the William Penn Parties pursuant to their respective charter and bylaws, as applicable, or any material contract, lease or other instrument in which any of the William Penn Parties have a beneficial interest, or any applicable law, rule, regulation or order; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to any of the William Penn Parties, except for such violations which would not have a material adverse effect on the financial condition and results of operations of the Company and the Bank on a consolidated basis; or (iii) result in the creation of any material lien, charge or encumbrance upon any property of any of the William Penn Parties.

(s)                   All documents made available to or delivered or to be made available to or delivered by the William Penn Parties or their representatives in connection with the issuance and sale of the Shares, including records of account holders and depositors of the Bank, or in connection with the Agent’s exercise of due diligence, except for those documents which were prepared by parties other than the MHC, the Company or the Bank or their representatives, to the best knowledge of the William Penn Parties, were on the dates on which they were delivered, or will be on the dates on which they are to be delivered, true, complete and correct in all material respects.

(t)                    No default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a default on the part of any of the William Penn Parties in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other instrument or agreement to which any of the William Penn Parties is a party or by which any of them or any of their property is bound or affected, except such defaults which would not have a material adverse affect on the financial condition or results of operations of the Company and the Bank, taken as a whole; such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the knowledge of the William Penn Parties, threatened any action or proceeding wherein any of the William Penn Parties would or might be alleged to be in default thereunder, where such action or proceeding, if determined adversely to any of the William Penn Parties, would have a material adverse effect on the financial condition, results of operations, or business of the Company or the Bank, taken as a whole.

(u)                   Upon consummation of the Offering, the authorized, issued and outstanding equity capital of the Company will be within the range set forth in the Prospectus under the caption “Capitalization,” and no Shares (other than Shares issued to the MHC and upon incorporation of the Company) have been or will be issued and outstanding prior to the Closing Date; the Shares (including shares issued or to be issued to the MHC) have been duly and validly authorized for issuance and, when issued and delivered by the Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and in the Prospectus, will be duly and validly issued, fully paid and non-assessable, except for shares purchased by the ESOP with funds borrowed from the Company to the extent payment therefor in cash has not been received by the Company; except to the extent that subscription rights and priorities pursuant thereto exist pursuant to the Plan, no preemptive rights exist with respect to the Shares and Foundation Shares; and the terms and provisions of the Shares will conform in all material respects to the description thereof contained in the Registration Statement and the Prospectus. Upon the issuance of the Shares, good title to the Shares will be transferred from the Company to the purchasers thereof against payment therefor, subject to such claims as may be asserted against the purchasers thereof by third-party claimants.

(v)                   No approval of any regulatory or supervisory or other public authority is required in connection with the execution and delivery of this Agreement or the issuance of the Shares and contribution of the Foundation Shares, except for the approval of the Commission and the OTS, and any necessary qualification, notification, registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered, and except as may be required under the rules and regulations of the Financial Industry Regulatory Authority, Inc., as applicable (collectively referred to herein as “FINRA”).

(w)                  Beard Miller Company LLP, which certified the audited financial statements and schedules of the Company and the Bank, included in the Prospectus, has advised the Company and the Bank in writing that they are, with respect to the Company and the Bank and each subsidiary thereof, independent registered public accountants within the applicable rules of the Public Company Accounting Oversight Board (United States).

(x)                   RP Financial, LC, which has prepared the Valuation Appraisal Report (as amended or supplemented, if so amended or supplemented) of the Company including the Bank, has advised the Company in writing that it is independent with respect to each of the William Penn Parties within the meaning of the Reorganization Regulations.

(y)                   The Company, the MHC and the Bank have timely filed or extended all required federal, state and local tax returns; the Company, the MHC and the Bank have paid all taxes that have become due and payable in respect of such returns, except where permitted to be extended, have made adequate reserves for similar future tax liabilities and no deficiency has been asserted with respect thereto by any taxing authority.

(z)                   The Company and the Bank are in compliance in all material respects with the applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder.

(aa)                 To the knowledge of the William Penn Parties, none of the William Penn Parties nor the employees of the William Penn Parties have made any payment of funds of the William Penn Parties as a loan for the purchase of the Shares or made any other payment of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

(bb)                 Prior to the Offering, none of the William Penn Parties has: (i) issued any securities within the last 18 months (except for notes to evidence bank loans and reverse repurchase agreements or other liabilities in the ordinary course of business or as described in the Prospectus and except in connection with the Bank’s reorganization into the mutual holding company structure); (ii) had any material dealings within the 12 months prior to the date hereof with any member of the FINRA, or any person related to or associated with such member, other than discussions and meetings relating to the proposed Offering and routine purchases and sales of United States government and agency and other securities in the ordinary course of business; (iii) entered into a financial or management consulting agreement except as contemplated hereunder; and (iv) engaged any intermediary between the Agent and the William Penn Parties in connection with the offering of the Shares, and no person is being compensated in any manner for such service. Appropriate arrangements have been made for placing the funds received from subscriptions for Shares in a special interest-bearing account with the Bank until all Shares are sold and paid for, with provision for refund to the purchasers in the event that the Offering is not completed for whatever reason or for delivery to the Company if all Shares are sold.

(cc)                 The William Penn Parties have not relied upon the Agent or its legal counsel for any legal, tax or accounting advice in connection with the Offering.

(dd)                 The records used by the Company and the Bank to determine the identity of Eligible Account Holders and Supplemental Eligible Account Holders and Other Depositors are accurate and complete in all material respects.

(ee)                 None of the William Penn Parties are required to be registered under the Investment Company Act of 1940, as amended.

(ff)                  None of the William Penn Parties or any properties owned or operated by any of them, is in violation of or liable under any Environmental Law (as defined below), except for such violations or liabilities that, individually or in the aggregate, would not have a material adverse effect on the financial condition, results of operations or business of any of the William Penn Parties. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending or, to the knowledge of the William Penn Parties, threatened relating to the liability of any property owned or operated by any of the William Penn Parties under any Environmental Law. For purposes of this subsection, the term “Environmental Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

(gg)                 The Company will file a registration statement for the Common Shares under Section 12(b) of the Securities Exchange Act of 1934 (“1934 Act”), as amended (the “Exchange Act Registration Statement”).

(hh)                 The Company and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accounts or assets are compared with the existing assets at reasonable intervals and appropriate action is taken with respect thereto. As of the first report filed by the Company pursuant to Section 13 or 15 of the 1934 Act, the books, records and accounts and systems of internal accounting control of the Company and its subsidiaries will comply in all material respects with the requirements of Section 13(b)(2) of the 1934 Act and the Company will maintain “disclosure controls and procedures” (as defined in Rule 13a-15(e) under the Exchange Act) that are effective in ensuring that the information it will be required to disclose in the reports it files or submits under the Exchange Act is accumulated and communicated to the Company’s management (including the Company’s chief executive officer and chief financial officer) in a timely manner and recorded, processed, summarized and reported within the periods specified in the Commission’s rules and forms.

(ii)                   All of the loans represented as assets of the Company or the Bank in the Prospectus meet or are exempt from all requirements of federal, state and local law pertaining to lending, including, without limitation, truth in lending (including the requirements of Regulation Z and 12 C.F.R. Part 226), real estate settlement procedures, consumer credit protection, equal credit opportunity and all disclosure laws applicable to such loans, except for violations which, if asserted, would not have a material adverse effect on the financial condition, results of operations, or business of any of the William Penn Parties.

(jj)                   The William Penn Parties have taken all actions necessary to obtain at Closing a Blue Sky Memorandum from Malizia Spidi & Fisch, PC.

(kk)                 Any certificates signed by an officer of any of the William Penn Parties pursuant to the conditions of this Agreement and delivered to the Agent or their counsel that refers to this Agreement shall be deemed to be a representation and warranty by any of the William Penn Parties, to the Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

(ll)                   The Foundation has been duly organized and is validly existing as a private charitable foundation in good standing under the laws of the Delaware with corporate power and authority to conduct its business as described in the Prospectus; to the knowledge of the William Penn Parties, all approvals required to contribute the Foundation Shares thereto have been obtained as described in the Prospectus; except as specifically disclosed in the Prospectus, there are no agreements and/or understandings, written or oral or otherwise, between any of the William Penn Parties and the Foundation with respect to the control, directly or indirectly, over the voting and the acquisition or disposition of the shares of Common Stock to be contributed by the Company to the Foundation; the Foundation Shares to be issued to the Foundation in accordance with the Plan and as described in the Prospectus will have been duly and validly authorized for issuance and, when issued and contributed by the Company pursuant to the Plan, will be duly authorized and validly issued and fully paid and non-assessable. Upon issuance of the Foundation Shares, good title to the Foundation Shares will be transferred from the Company to the Foundation, subject to such claims as may be asserted against the Foundation by third-party claimants.

Section 5. Representations and Warranties of the Agent. The Agent represents and warrants to the William Penn Parties as follows:

(a)       The Agent is a corporation and is validly existing in good standing under the laws of the State of New York with full power and authority to provide the services to be furnished to the Company and the Bank hereunder.

(b)       The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Agent, and this Agreement has been duly and validly executed and delivered by the Agent and is a legal, valid and binding agreement of the Agent, enforceable in accordance with its terms , except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law, and (iii) except to the extent, if any, that the provisions of Sections 8 and 9 hereof may, with respect to the Agent, be unenforceable as against public policy.

(c)       Each of the Agent and its employees, agents and representatives who shall perform any of the services hereunder shall be duly authorized and empowered, and shall have all licenses, approvals and permits necessary to perform such services; and the Agent is a registered selling agent in each of the jurisdictions in which the Shares are to be offered by the Company in reliance upon the Agent as a registered selling agent as set forth in the blue sky memorandum prepared with respect to the Offering.

(d)       The execution and delivery of this Agreement by the Agent, the consummation of the transactions contemplated hereby and compliance with the terms and provisions hereof will not conflict with, or result in a breach of, any of the terms, provisions or conditions of, or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, the Articles of Incorporation or Bylaws of the Agent or any agreement, indenture or other instrument to which the Agent is a party or by which it or its property is bound.

(e)       No approval of any regulatory or supervisory or other public authority is required in connection with the Agent’s execution and delivery of this Agreement, except as may have been received.

(f)        There is no suit or proceeding or charge or action before or by any court, regulatory authority or government agency or body or, to the knowledge of the Agent, pending or threatened, which might materially adversely affect the Agent’s performance under this Agreement.

Section 5.1 Covenants of the Company. The William Penn Parties hereby covenant with the Agent as follows:

(a)                   The Company will not, at any time after the date the Registration Statement is initially filed, file any amendment or supplement to the Registration Statement without providing the Agent and its counsel a reasonable opportunity to review and comment on such amendment or supplement or file any amendment or supplement to which amendment or supplement the Agent or its counsel shall reasonably object.

(b)                   None of the William Penn Parties will, at any time after any Application is approved, file any amendment or supplement to such Application without providing the Agent and its counsel a reasonable opportunity to review and comment on such amendment or supplement or file any amendment or supplement to which amendment or supplement the Agent or its counsel shall reasonably object.

(c)                   The William Penn Parties will use their best efforts to cause the OTS to approve the Company’s acquisition of the Bank, and will use their best efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-approval amendment to the MHC Notice to be approved by the OTS, as applicable, and will immediately upon receipt of any information concerning the events listed below notify the Agent: (i) when the Registration Statement, as amended, has become effective; (ii) when the MHC Notice, as amended, has been approved by the OTS; (iii) when the Holding Company Application, as amended, has been approved by the OTS; (iv) of any comments from the Commission, the OTS or any other governmental entity with respect to the Offering contemplated by this Agreement; (v) of any request by the Commission, the OTS or any other governmental entity for the amendment or supplement to the Registration Statement or any of the Applications or for additional information; (vi) of the issuance by the Commission, the OTS or any other governmental entity of any order or other action suspending the Offering or the use of the Registration Statement or the Prospectus or any other filing of any of the William Penn Parties under the Reorganization Regulations, or other applicable law, or the threat of any such action; (vii) of the issuance by the Commission, the OTS or any other state authority of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose; or (viii) of the occurrence of any event mentioned in paragraph (g) below. The William Penn Parties will make every reasonable effort (i) to prevent the issuance by the Commission, the OTS or any other state authority of any such order and, (ii) if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.

(d)                   The Company will deliver to the Agent and to its counsel two conformed copies of the Registration Statement and the Applications, as originally filed and of each amendment or supplement thereto, including all exhibits. Further, the Company will deliver such additional copies of the foregoing documents to counsel to the Agent as may be required for any FINRA filings.

(e)                   The Company will furnish to the Agent, from time to time during the period when the Prospectus (or any later prospectus related to this offering) is required to be delivered under the 1933 Act or the 1933 Act Regulations, such number of copies of such Prospectus (as amended or supplemented) as the Agent may reasonably request for the purposes contemplated by the 1933 Act and the 1933 Act Regulations. The Company authorizes the Agent to use the Prospectus (as amended or supplemented, if amended or supplemented) in any lawful manner contemplated by the Plan in connection with the sale of the Shares by the Agent.

(f)                    The William Penn Parties will comply with any and all material terms, conditions, requirements and provisions with respect to the Offering imposed by the Commission, the OTS or the Reorganization Regulations, and by the 1933 Act, the 1933 Act Regulations, the 1934 Act and the rules and regulations of the Commission under the 1934 Act (the “1934 Act Regulations”), to be complied with prior to or subsequent to the Closing Date and when the Prospectus is required to be delivered, and during such time period the William Penn Parties will comply, at their own expense, with all material requirements imposed upon them by the Commission, the OTS or the Reorganization Regulations, and by the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, including, without limitation, Rule 10b-5 under the 1934 Act, in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in the Common Shares during such period in accordance with the provisions hereof and the Prospectus.

(g)                   If, at any time during the period when the Prospectus relating to the Shares is required to be delivered, any event relating to or affecting any of the William Penn Parties shall occur, as a result of which it is necessary or appropriate, in the opinion of counsel for the William Penn Parties or in the reasonable opinion of the Agent’s counsel, to amend or supplement the Registration Statement or Prospectus in order to make the Registration Statement or Prospectus not misleading in light of the circumstances existing at the time the Prospectus is delivered to a purchaser, the Company will immediately so inform the Agent and prepare and file, at its own expense, with the Commission and the OTS, and furnish to the Agent a reasonable number of copies, of an amendment or amendments of, or a supplement or supplements to, the Registration Statement or Prospectus (in form and substance reasonably satisfactory to the Agent and its counsel after a reasonable time for review by counsel for the Agent) which will amend or supplement the Registration Statement or Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time the Prospectus is delivered to a purchaser, not misleading. For the purpose of this Agreement, each of the William Penn Parties will timely furnish to the Agent such information with respect to itself as the Agent may from time to time reasonably request.

(h)                   The Company will take all necessary actions in cooperating with the Agent and furnish to whomever the Agent may direct such information as may be required to qualify or register the Shares for offering and sale by it or to exempt such Shares from registration, or to exempt the Company as a broker-dealer and its officers, directors and employees as broker-dealers or agents from registration under the applicable securities or blue sky laws of such jurisdictions in which the Shares are required under the Reorganization Regulations to be sold or as the Agent and the Company may reasonably agree upon; provided, however, that the Company shall not be obligated to file any general consent to service of process, to qualify to do business in any jurisdiction in which it is not so qualified, or to register its directors or officers as brokers, dealers, salesmen or agents in any jurisdiction. In each jurisdiction where any of the Shares shall have been qualified or registered as above provided, the Company will make and file such statements and reports in each fiscal period as are or may be required by the laws of such jurisdiction.

(i)                    The Company and the Bank will not sell or issue, contract to sell or otherwise dispose of, for a period of 90 days after the Closing Date, without the Agent’s prior written consent, any of their shares of their common stock, other than the Common Shares or other than in connection with any plan or arrangement described in the Prospectus.

(j)                    The Company will register its common stock under Section 12(g) of the 1934 Act. The Company shall maintain the effectiveness of such registration for not less than three years from the time of effectiveness or such shorter period as may be required by the OTS.

(k)                   During the period during which the common stock is registered under the 1934 Act or for three years from the date hereof, whichever period is greater, the Company will furnish to its shareholders as soon as practicable after the end of each fiscal year an annual report of the Company (including a consolidated balance sheet and statements of consolidated income, shareholders’ equity and cash flows of the Company and its subsidiaries as at the end of and for such year, certified by independent public accountants in accordance with Regulation S-X under the 1933 Act and the 1934 Act).

(l)                    During the period of three years from the date hereof, the Company will furnish to the Agent: (i) as soon as practicable after such information is publicly available, a copy of each report of the Company furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Company is listed or quoted (including, but not limited to, reports on Forms 10-K or 10-KSB, 10-Q or 10-QSB and 8-K and all proxy statements and annual reports to stockholders), (ii) a copy of each other non-confidential report of the Company mailed to its shareholders or filed with the Commission, the OTS or any other supervisory or regulatory authority or any national securities exchange or system on which any class of securities of the Company is listed or quoted, each press release and material news items and additional documents and information with respect to each of the William Penn Parties as the Agent may reasonably request; and (iii) from time to time, such other nonconfidential information concerning each of the William Penn Parties as the Agent may reasonably request.

(m)                  The Company and the Bank will use the net proceeds from the sale of the Shares in the manner set forth in the Prospectus under the caption “Use of Proceeds.”

(n)                   Other than as permitted by the Reorganization Regulations, the Home Owners’ Loan Act of 1933, the 1933 Act, the 1933 Act Regulations and the rules and regulations and the laws of any state in which the Shares are registered or qualified for sale or exempt from registration, the William Penn Parties will not distribute any prospectus, offering circular or other offering material in connection with the offer and sale of the Shares.

(o)	Reserved.

(p)                   The Company will maintain appropriate arrangements for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares in the Offering with the Bank or another financial institution whose deposits are insured by the FDIC, on an interest-bearing basis at the rate described in the Prospectus until the Closing Date and satisfaction of all conditions precedent to the release of the Company’s or the Bank’s obligation to refund payments received from persons subscribing for or ordering Shares in the Offering in accordance with the Plan and as described in the Prospectus or until refunds of such funds have been made to the persons entitled thereto or withdrawal authorizations canceled in accordance with the Plan and as described in the Prospectus. The Bank will maintain such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Bank to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

(q)                   The Company will report the use of proceeds of the Offering in accordance with Rule 463 under the 1933 Act.

(r)	Reserved.

(s)                   The Company will notify the Agent and the Agent’s counsel of any amendments to the Plan.

(t)                    The Company shall assist the Agent, if necessary, in connection with the allocation of the Shares in the event of an oversubscription and shall provide the Agent with any information necessary to assist the Company in allocating the Shares in such event and such information shall be accurate and reliable in all material respects.

(u)                   Prior to the Closing Date, the Company will inform the Agent of any event or circumstances of which it is aware as a result of which the Registration Statement and/or Prospectus, as then amended or supplemented, would contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading.

(v)                   The Company will not deliver the Shares until the William Penn Parties have satisfied or caused to be satisfied each condition set forth in Section 7 hereof, unless such condition is waived in writing by the Agent.

(w)                  Subsequent to the date the Registration Statement is declared effective by the Commission and prior to the Closing Date, except as otherwise may be indicated or contemplated therein or set forth in an amendment or supplement thereto, none of the William

Penn Parties will: (i) issue any securities or incur any liability or obligation, direct or contingent, for borrowed money, except borrowings from the same or similar sources indicated in the Prospectus in the ordinary course of its business, or (ii) enter into any transaction which is material in light of the business and properties of the Company and the Bank, taken as a whole.

(x)                   Until the Closing Date, the William Penn Parties will conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders, including all decisions, directives and orders of the Commission, the FDIC and the OTS.

(y)                   The William Penn Parties shall comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Offering imposed by the OTS, the Reorganization Regulations, the Commission, the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations to be complied with subsequent to the Closing Date. The Company will comply with all provisions of all undertakings contained in the Registration Statement.

(z)                   The facts and representations provided to Malizia Spidi & Fisch, PC by the Bank and the Company and upon which Malizia Spidi & Fisch, PC will base its opinion under Section 7(c)(1) are and will be truthful, accurate and complete.

(aa)                 The William Penn Parties will not distribute any offering material in connection with the Offering except for the Prospectus and any supplemental sales material that has been filed with the Registration Statement and Applications authorized for use by the Commission and the OTS. The information contained in any supplemental sales material (in addition to the supplemental sales material filed as an exhibit to the Registration Statement and Applications) shall not conflict with the information contained in the Registration Statement and the Prospectus.

Section 6. Payment of Expenses. Whether or not the sale of the Shares by the Company is consummated, the William Penn Parties agree to pay or reimburse the Agent for: (a) all filing fees in connection with all filings related to the Offering with the FINRA; (b) any stock issue or transfer taxes which may be payable with respect to the sale of the Shares; (c) subject to Section 2(d), all expenses of the Offering, including but not limited to the Agent’s attorneys’ fees and expenses, blue sky fees, transfer agent, registrar and other agent charges, fees relating to auditing and accounting or other advisors and costs of printing all documents necessary in connection with the Offering. In the event the Company is unable to sell the minimum number of shares necessary to complete the Offering or the Offering is terminated or otherwise abandoned, the Company shall promptly reimburse the Agent in accordance with Section 2(d) hereof.

In the event that the Agent incurs any expenses on behalf of the William Penn Parties that are customarily borne by the issuer, the Company will pay or reimburse the Agent for such expenses regardless of whether the Offering is successfully completed, and such reimbursements will not be included in the expense limitations set forth in Section 2(d) hereof. The Company acknowledges, however, that such limitations may be increased by the mutual consent of the Bank and Agent in the event of delay in the Offering requiring the Agent to utilize a Syndicated Community Offering, a delay as a result of circumstances requiring material additional work by

Agent or its counsel or an update of the financial information in tabular form contained in the Prospectus for a period later than September 30, 2007. Not later than two days prior to the Closing Date, the Agent will provide the Bank with an accounting of all reimbursable expenses to be paid at the Closing in next day funds. In the event the Bank determines to abandon or terminate the Offering prior to Closing, payment of such expenses shall be made in next day funds on the date such determination is made.

Section 7. Conditions to the Agent’s Obligations. The obligations of the Agent hereunder, as to the Shares to be delivered at the Closing Date, are subject, to the extent not waived in writing by the Agent, to the condition that all representations and warranties of the William Penn Parties herein are, at and as of the commencement of the Offering and at and as of the Closing Date, true and correct in all material respects, the condition that the William Penn Parties shall have performed all of their obligations hereunder to be performed on or before such dates, and to the following further conditions:

(a)                   At the Closing Date, the William Penn Parties shall have conducted the Offering in all material respects in accordance with the Plan, the Reorganization Regulations and all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Offering imposed upon them by the OTS and the Commission or any other government authority.

(b)                   The Registration Statement shall have been declared effective by the Commission and the Applications shall have been approved by the OTS not later than 5:30 p.m. on the date of this Agreement, or with the Agent’s consent at a later time and date; and at the Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or, to the knowledge of the William Penn Parties, threatened by the Commission or any state authority, and no order or other action suspending the authorization of the Prospectus or the consummation of the Offering shall have been issued or proceedings therefore initiated or, to the William Penn Parties’ knowledge, threatened by the Commission, the OTS or any other state authority.

(c)	At the Closing Date, the Agent shall have received:

(1)                   The favorable opinion, dated as of the Closing Date and addressed to the Agent and for its benefit, of Malizia Spidi & Fisch, PC, special counsel for the William Penn Parties in form and substance to the effect that:

(i)        The Company has been duly incorporated and is validly existing under the laws of the United States, with corporate power and authority to own its properties and to conduct its business as described in the Registration Statement and Prospectus.

(ii)       William Penn, MHC has been duly organized and is validly existing as a corporation under the laws of the United States with corporate power and authority to conduct its business and own its properties as described in the Registration Statement and Prospectus.

(iii)      The Bank is a validly existing federally-charted savings association in stock form and is authorized to conduct its business and own its property as described in the Registration Statement and the Prospectus. All of the capital stock of the Bank to be outstanding immediately following the completion of the Offering will be validly issued, fully-paid and non-assessable and will be owned by the Company, to such counsel’s Actual Knowledge, free and clear of any liens, encumbrances, claims or other restrictions.

(iv)      The Bank is a member of the FHLB-Pittsburgh. The deposit accounts of the Bank are insured by the FDIC up to the maximum amount allowed under law and to such counsel’s Actual Knowledge, no proceedings for the termination or revocation of such insurance are pending or threatened.

(v)       Immediately following the consummation of the Offering, the authorized, issued and outstanding common shares of capital stock of the Company will be within the range set forth in the Prospectus under the caption “Capitalization,” and no shares of capital stock of the Company have been issued prior to the Closing Date (other than shares of common stock issued to the MHC); at the time of the Offering, the Common Shares subscribed for pursuant to the Offering will have been duly and validly authorized for issuance, and when issued and delivered by the Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and Prospectus, will be duly and validly issued and fully paid and non-assessable, except for shares purchased by the ESOP with funds borrowed from the Company to the extent payment therefor in cash has not been received by the Company; except to the extent that subscription rights and priorities pursuant thereto exist pursuant to the Plan, the issuance of the Shares and Foundation Shares is not subject to preemptive rights (other than subscription rights as provided in the Plan) and the terms and provisions of the Shares conform in all material respects to the description thereof contained in the Prospectus. To such counsel’s Actual Knowledge, the Shares will not, when issued, be subject to any liens, charges, encumbrances or other claims created by the Company.

(vi)      The William Penn Parties have full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and by the Plan, including the contribution to the Foundation of the Foundation Shares. The execution and delivery of this Agreement and the consummation of the Offering, including the contribution to the Foundation of the Foundation Shares, have been duly and validly authorized by all necessary action on the part of the William Penn Parties; and this Agreement is a valid and binding obligation of the William Penn Parties, enforceable against the William Penn Parties, in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors rights generally or the rights of creditors of federally-chartered holding companies or federally-chartered savings associations, as the case may be, (ii) general equitable principles, (iii) laws relating to the safety and soundness of insured depository institutions, and (iv) applicable law or public policy with respect to the indemnification and/or contribution provisions contained herein and except that no opinion need be expressed as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(vii)     The MHC Notice and the Holding Company Application have been approved by the OTS and the Prospectus has been authorized for use by the OTS and no action has been taken, and to such counsel’s Actual Knowledge none is pending or threatened, to revoke any such authorization or approval.

(viii)    Pursuant to the Reorganization Regulations, the Plan has been duly approved by the required vote of the Bank’s members, based upon the certificate of the inspector of election, and the Plan has been duly adopted by the required vote of the directors of the Company, based upon the minutes of the proceedings of the Board of Directors.

(ix)      Subject to the satisfaction of the conditions to the OTS’s approval of the Offering, no further approval, registration, authorization, consent or other order of any federal regulatory agency is required in connection with the execution and delivery of this Agreement and the issuance of the Shares, except as may be required under the securities or blue sky laws of various jurisdictions (as to which no opinion need be rendered) and except as may be required under the rules and regulations of the FINRA (as to which no opinion need be rendered).

(x)       The Registration Statement has been declared effective under the 1933 Act and no stop order suspending the effectiveness has been issued under the 1933 Act or proceedings therefor initiated or, to such counsel’s Actual Knowledge, threatened by the Commission.

(xi)      At the time the MHC Notice, including the Prospectus contained therein, was approved by the OTS, the MHC Notice, including the Prospectus contained therein, complied as to form in all material respects with the requirements of the Reorganization Regulations except as waived or otherwise approved by the OTS (other than the financial statements, the notes thereto, and other financial, statistical and appraisal data included therein, as to which no opinion need be rendered).

(xii)     At the time that the Registration Statement became effective, (i) the Registration Statement (as amended or supplemented, if so amended or supplemented) (other than the financial statements, the notes thereto, and other financial, statistical and appraisal data included therein, as to which no opinion need be rendered), complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and (ii) the Prospectus (other than the financial statements, the notes thereto, and other financial, statistical and appraisal data included therein, as to which no opinion need be rendered) complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.

(xiii)    The terms and provisions of the shares of common stock of the Company conform, in all material respects, to the description thereof contained in the Registration Statement and Prospectus, and the form of certificate used to evidence the Shares complies with applicable laws.

(xiv)    To such counsel’s Actual Knowledge, there are no legal or governmental proceedings pending or threatened (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the offer, sale or issuance of the Shares, or (iii) which are required to be disclosed in the Registration Statement and Prospectus, other than those disclosed therein.

(xv)     Pursuant to the Plan and Offering, none of the William Penn Parties are required or will be required to be registered as an investment company under the Investment Company Act of 1940.

(xvi)    To such counsel’s Actual Knowledge, none of the William Penn Parties is in violation of any directive from the OTS to make any material change in the method of conducting its respective business.

(xvii)   To such counsel’s Actual Knowledge, there are no material contracts, indentures, mortgages, loan agreements, notes, leases or other instruments required to be described or referred to in the Applications, the Registration Statement or the Prospectus or required to be filed as exhibits thereto other than those described or referred to therein or filed as exhibits thereto in the Applications, the Registration Statement or the Prospectus. The description in the Applications, the Registration Statement and the Prospectus of such documents and exhibits is accurate in all material respects and fairly presents the information required to be shown.

(xviii)  Except as waived or otherwise approved by the OTS, the Plan complies in all material respects with all applicable federal law, rules, regulations, decisions and orders including, but not limited to, the Reorganization Regulations; to such counsel’s Actual Knowledge, no order has been issued by the OTS, the Commission or any state authority to suspend the Offering or the use of the Prospectus, and no action for such purposes has been instituted or threatened by the OTS, the Commission or any other state authority and, to such counsel’s Actual Knowledge, no person has sought to obtain regulatory or judicial review of the final action of the OTS approving the Plan, the Applications or the Prospectus.

(xix)    To such counsel’s Actual Knowledge, (i) the William Penn Parties have obtained all material licenses, permits and other governmental authorizations currently required for the conduct of their businesses as described in the Registration Statement, (ii) all such licenses, permits and other governmental authorizations are in full force and effect, and (iii) the William Penn Parties are in all material respects complying therewith.

(xx)     To such counsel’s Actual Knowledge, none of the William Penn Parties is in violation of its charter and bylaws, as applicable, or in default or violation of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound, except for such defaults or violations which would not have a material adverse impact on the financial condition or results of operations of the William Penn Parties; to such counsel’s Actual Knowledge, the execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not, in any material respect, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any of the William Penn Parties pursuant to any material contract, indenture, mortgage, loan agreement, note, lease or other instrument to which any of the William Penn Parties is a party or by which any of them may be bound, or to which any of the property or assets of any of the William Penn Parties are subject; and such action will not result in any violation of the provisions of the charter or bylaws of any of the William Penn Parties, or result, in any material respect, in any violation of any applicable federal or state law, act, regulation (except that no opinion with respect to the securities and blue sky laws of various jurisdictions or the rules or regulations of the FINRA need be rendered) or order or court order, writ, injunction or decree.

(xxi)    Except as waived or otherwise approved by the OTS, each of the William Penn Parties’ charter and bylaws each comply in all material respects with the laws of the United States of America.

(xxii)   The information in the Prospectus under the captions “Summary — The Offering” and “Description of Capital Stock,” insofar as they purport to constitute a summary of the terms of the capital stock of the Company, including the Common Stock, and under the captions “Risk Factors — Persons who purchase stock in the offering will own a minority of William Penn Bancorp, Inc.’s common stock and will not be able to exercise voting control over most matters put to a vote of stockholders, including any proposal regarding the acquisition of William Penn Bancorp, Inc.,” “— The contribution of shares to the charitable foundation will dilute your ownership interests and adversely affect net income in fiscal 2008,” “— We operate in a highly regulated environment and may be adversely affected by changes in law and regulations,” “Our Policy Regarding Dividends,” “Regulation,” “Taxation,” “Restrictions on Acquisition of William Penn Bancorp, Inc.” and, insofar as it describes the Reorganization process, “The Reorganization and Offering,” to the extent that such information constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, has been reviewed by such counsel and is accurate in all material respects. The descriptions in the Prospectus of statutes or regulations are accurate summaries and fairly present the information required to be shown. The information under the caption “The Reorganization and Offering— Effects of the Stock Offering — Material Federal and State Tax Consequences of the Offering” has been reviewed by such counsel and fairly describes the federal tax opinions rendered by them to the William Penn Parties with respect to such matters.

(xxiii)  The Foundation has been duly incorporated and is validly existing as a non-stock corporation under the laws of Delaware with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus; no approvals are required to contribute the Foundation Shares as described in the Prospectus; the Foundation Shares to be issued to the Foundation in accordance with the Plan and as described in the Prospectus will have been duly and validly authorized for issuance and, when issued and contributed by the Company pursuant to the Plan, will be duly authorized and validly issued and fully paid and non-assessable. Upon issuance of the Foundation Shares in accordance with the Plan and as described in the Prospectus, the Foundation will have full legal title to the Foundation Shares, subject to such claims as may be asserted against the Foundation by third-party claimants.

In addition, such counsel shall state that during the preparation of the Applications, the Registration Statement and the Prospectus, they participated in conferences with certain officers of, the independent public accountants for, and other representatives of, the William Penn Parties, at which conferences the contents of the Applications, the Registration Statement and the Prospectus and related matters were discussed and, while such counsel have not confirmed the accuracy or completeness of or otherwise verified the information contained in the Applications, the Registration Statement or the Prospectus and do not assume any responsibility for such information, based upon such conferences and a review of documents deemed relevant for the purpose of rendering their opinion (relying as to materiality as to factual matters on certificates of officers and other factual representations by the William Penn Parties), nothing has come to their attention that would lead them to believe that the Applications, the Registration Statement, the Prospectus, or any amendment or supplement thereto (other than the financial statements, the notes thereto, and other financial, statistical and appraisal data included therein as to which no view need be rendered) contain an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

In giving such opinion, such counsel may rely as to all matters of fact on certificates of officers or directors of the William Penn Parties and certificates of public officials.

For purposes of such opinion, no proceedings shall be deemed to be pending, no order or stop order shall be deemed to be issued, and no action shall be deemed to be instituted unless, in each case, a director or executive officer of the William Penn Parties shall have received a copy of such proceedings, order, stop order or action. In addition, such opinion may be limited to present statutes, regulations and judicial interpretations and to facts as they presently exist; in rendering such opinion, such counsel need assume no obligation to revise or supplement it should the present laws be changed by legislative or regulatory action, judicial decision or otherwise; and such counsel need express no view, opinion or belief with respect to whether any proposed or pending legislation, if enacted, or any proposed or pending regulations or policy statements issued by any regulatory agency, whether or not promulgated pursuant to any such legislation, would affect the validity of the Offering or any aspect thereof. Such counsel may assume that any agreement is the valid and binding obligation of any parties to such agreement other than the William Penn Parties.

(d)                   A Blue Sky Memorandum from Malizia Spidi & Fisch, PC relating to the Offering, including Agent’s participation therein, and should be furnished to the Agent with a copy thereof addressed to Agent or upon which Malizia Spidi & Fisch, PC shall state the Agent may rely. The Blue Sky Memorandum will relate to the necessity of obtaining or confirming exemptions, qualifications or the registration of the Shares under applicable state securities law.

(e)                   At the Closing Date, the Agent shall receive a certificate of the Chief Executive Officer and the Chief Financial Officer of each of the William Penn Parties in form and substance reasonably satisfactory to the Agent’s Counsel, dated as of such Closing Date, to the effect that: (i) they have carefully examined the Prospectus and, in their opinion, at the time the Prospectus became authorized for final use, the Prospectus did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) since the date the Prospectus became authorized for final use, no event has occurred which should have been set forth in an amendment or supplement to the Prospectus which has not been so set forth, including specifically, but without limitation, any material adverse change in the condition, financial or otherwise, or in the earnings, capital, properties or business of any of the William Penn Parties; (iii) since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, capital or properties of any of the William Penn Parties independently, or of the William Penn Parties considered as one enterprise, whether or not arising in the ordinary course of business; (iv) the representations and warranties in Section 4 are true and correct with the same force and effect as though expressly made at and as of the Closing Date; (v) the William Penn Parties have complied in all material respects with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date and will comply in all material respects with all obligations to be satisfied by it after the Closing Date; (vi) no stop order suspending the effectiveness of the Registration Statement has been initiated or, to the best knowledge of the William Penn Parties, threatened by the Commission or any state authority; (vii) no order suspending the Offering, the acquisition of all outstanding capital stock of the Bank by the Company or the effectiveness of the Prospectus has been issued and no proceedings for that purpose are pending or, to their best knowledge, threatened by the OTS, the Commission or any other federal or state authority; and (viii) to the best knowledge of any of the William Penn Parties, no person has sought to obtain review of the final action of the OTS approving the Offering.

(f)                    None of the William Penn Parties shall have sustained, since the date of the latest financial statements included in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any material adverse effect on the financial condition, results of operations, or business of the William Penn Parties considered as one enterprise that is in the Agent’s reasonable judgment sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

(g)                   Prior to and at the Closing Date: (i) none of the William Penn Parties shall not have received from the OTS any direction (oral or written) to make any material change in the method of conducting their business with which it has not complied (which direction, if any, shall have been disclosed to the Agent) or which materially and adversely would affect the financial condition, results of operations or business of the William Penn Parties taken as a whole; (ii) none of the William Penn Parties shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any outstanding indebtedness; (iii) no action, suit or proceeding, at law or in equity or before or by any federal or state commission, board or other administrative agency, not disclosed in the Prospectus, shall be pending or, to the knowledge of the William Penn Parties, threatened against any of the William Penn Parties or affecting any of their properties wherein an unfavorable decision, ruling or finding would materially and adversely affect the financial condition, results of operations or business of the

William Penn Parties taken as a whole; and (iv) the Shares shall have been qualified or registered for offering and sale or exempted therefrom under the securities or blue sky laws of the jurisdictions as the Agent shall have reasonably requested and as agreed to by the Company.

(h)                   Concurrently with the execution of this Agreement, the Agent shall receive a letter from Beard Miller Company LLP, dated as of the date hereof and addressed to the Agent: (i) confirming that Beard Miller Company LLP is a firm of independent registered public accountants within the applicable rules of the Public Company Accounting Oversight Board (United States) and stating in effect that in its opinion the consolidated financial statements and related notes of the Company as of June 30, 2007 and 2006, and for each of the years in the two year period ended June 30, 2007, and covered by their opinion included therein, and any other more recent unaudited financial statements included in the Prospectus comply as to form in all material respects with the applicable accounting requirements and related published rules and regulations of the OTS, the 1933 Act and the 1933 Act Regulations; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an audit in accordance with standards of the Public Company Accounting Oversight Board (United States)) consisting of a reading of the latest available consolidated financial statements of the Company prepared by the Company, a reading of the minutes of the meetings of the Board of Directors, Executive Committee and Audit Committee of the Company and the Bank and consultations with officers of the Company and the Bank responsible for financial and accounting matters, nothing came to their attention which caused them to believe that: (A) audited consolidated financial statements and any unaudited interim financial statements included in the Prospectus are not in conformity with the 1933 Act, applicable accounting requirements of the OTS and accounting principles generally accepted in the United States of America applied on a basis substantially consistent with that of the audited consolidated financial statements included in the Prospectus; or (B) during the period from the date of the latest financial statements included in the Prospectus to a specified date not more than three business days prior to the date of the Prospectus, except as has been described in the Prospectus, there was any increase in borrowings, nonperforming loans or special mention loans of the Company or the Bank; (C) there was any decrease in total assets, deposits, loan loss allowance or stockholders’ equity of the Bank at the date of such letter as compared with amounts shown in the latest balance sheet included in the Prospectus; or (D) for the period from July 1, 2007 to September 30, 2007 there were any decreases, as compared to the corresponding period in the preceding year in net income, non-interest income, provision for loan losses, or net interest income after provision for loan losses or any increase in non-interest expense except in all instances for increases or decreases that the Registration Statement discloses have occurred or may occur; and (iii) stating that, in addition to the audit referred to in their opinion included in the Prospectus and the performance of the procedures referred to in clause (ii) of this subsection (h), they have compared with the general accounting records of the Bank, which are subject to the internal controls of the Bank, the accounting system and other data prepared by the William Penn Parties, directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as the Agent may reasonably request; and they have found such amounts and percentages to be in agreement therewith (subject to rounding).

(i)                    At the Closing Date, the Agent shall receive a letter dated the Closing Date, addressed to the Agent, confirming the statements made by Beard Miller Company LLP in the letter delivered by it pursuant to subsection (h) of this Section 7, the “specified date” referred to in clause (ii) of subsection (h) to be a date specified in the letter required by this subsection (i) which for purposes of such letter shall not be more than three business days prior to the Closing Date.

(j)                    At the Closing Date, the Company shall receive a letter from RP Financial, LC, dated the Closing Date (i) confirming that said firm is independent of the William Penn Parties and is experienced and expert in the area of corporate appraisals within the meaning of Title 12 of the Code of Federal Regulations, Section 563b.200(b), (ii) stating in effect that the Appraisal prepared by such firm complies in all material respects with the applicable requirements of Title 12 of the Code of Federal Regulations, and (iii) further stating that its opinion of the aggregate pro forma market value of the Company including the Bank, as most recently updated, remains in effect.

(k)                   At or prior to the Closing Date, the Agent shall receive: (i) a copy of the letters from the OTS approving the Applications and authorizing the use of the Prospectus; (ii) evidence that the Commission has declared the Registration Statement and the Exchange Act Registration Statement effective; (iii) a certificate from the OTS evidencing the valid existence of each of the William Penn Parties; (iv) a certificate from the FDIC evidencing the Bank’s insurance of accounts; (v) a certificate from the FHLB-Pittsburgh evidencing the Bank’s membership therein; and (vi) a certified copy of each of the William Penn Parties’ Charter and Bylaws.

(l)                    Subsequent to the date hereof, there shall not have occurred any of the following; (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange (the “NYSE”) or in the over-the-counter market, or quotations halted generally on The Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the FINRA or by order of the Commission or any other governmental authority; (ii) a general moratorium on the operations of commercial banks, or federal savings and loan associations or a general moratorium on the withdrawal of deposits from commercial banks or federal savings and loan associations declared by federal or state authorities; (iii) the engagement by the United States in hostilities which have resulted in the declaration, on or after the date hereof, of a national emergency or war; or (iv) a material decline in the price of equity or debt securities if the effect of such a declaration or decline, in the Agent’s reasonable judgment, makes it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Registration Statement and the Prospectus.

(m)                  At or prior to the Closing Date, counsel to the Agent shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the sale of the Shares as herein contemplated and related proceedings or in order to evidence the occurrence or completeness of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the William Penn Parties in connection with the sale of the Shares as herein contemplated shall be satisfactory in form and substance to the Agent and its counsel.

(n)                   All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Agent and to counsel for the Agent. Any certificate signed by an officer of the William Penn Parties or the Bank and delivered to the Agent or to counsel for the Agent shall be deemed a representation and warranty by the Company to the Agent as to the statements made therein.

Section 8. Indemnification.

(a)                   The William Penn Parties agree to indemnify and hold harmless the Agent, its respective officers and directors, employees and agents, and each person, if any, who controls the Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including, but not limited to, settlement expenses), joint or several, that the Agent or any of them may suffer or to which the Agent and any such persons may become subject under all applicable federal or state laws or otherwise, and to promptly reimburse the Agent and any such persons upon written demand for any expense (including all fees and disbursements of counsel) incurred by the Agent or any of them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the Applications (or any amendment or supplement thereto), or any instrument or document executed by the William Penn Parties or based upon written information supplied by the William Penn Parties filed in any state or jurisdiction to register or qualify any or all of the Shares or to claim an exemption therefrom or provided to any state or jurisdiction to exempt any of the William Penn Parties as a broker-dealer or its officers, directors and employees as broker-dealers or agents, under the securities laws thereof (collectively, the “Blue Sky Application”), or any document, advertisement, oral statement or communication (“Sales Information”) prepared, made or executed by or on behalf of any of the William Penn Parties with its consent and based upon written or oral information furnished by or on behalf of any of the William Penn Parties, whether or not filed in any jurisdiction, in order to qualify or register the Shares or to claim an exemption therefrom under the securities laws thereof; (ii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the Applications (or any amendment or supplement thereto), any Blue Sky Application or Sales Information or other documentation distributed in connection with the Offering; provided, however, that no indemnification is required under this paragraph (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statement or alleged untrue material statement in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the Applications, any Blue Sky Application or Sales Information made in reliance upon and in conformity with information furnished in writing to any of the William Penn Parties, by the Agent or its counsel regarding the Agent, and provided, that it is agreed and understood that the only information furnished in writing to any of the William Penn Parties, by the Agent regarding the Agent is set forth in the Prospectus under the caption “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements”; and, provided further, that such indemnification shall be limited to the extent prohibited by the Commission, the OTS, the FDIC and the Board of Governors of the Federal Reserve.

(b)                   The Agent agrees to indemnify and hold harmless the William Penn Parties, their directors and officers and each person, if any, who controls the William Penn Parties within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses), joint or several, which they, or any of them, may suffer or to which they, or any of them may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the William Penn Parties, and any such persons upon written demand for any expenses (including reasonable fees and disbursements of counsel) incurred by them, or any of them, in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Applications (or any amendment or supplement thereto), the preliminary or final Prospectus (or any amendment or supplement thereto), any Blue Sky Application or Sales Information, (ii) are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), preliminary or final Prospectus (or any amendment or supplement thereto), the Applications (or any amendment or supplement thereto), or any Blue Sky Application or Sales Information or other documentation distributed in connection with the Offering; provided, however, that the Agent’s obligations under this paragraph (b) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Registration Statement (or any amendment or supplement thereto), the preliminary or final Prospectus (or any amendment or supplement thereto), the Applications (or any amendment or supplement thereto), any Blue Sky Application or Sales Information in reliance upon and in conformity with information furnished in writing to the Company, by the Agent or its counsel regarding the Agent, and provided, that it is agreed and understood that the only information furnished in writing to any the Company, by the Agent regarding the Agent is set forth in the Prospectus under the caption “The Reorganization and Offering—Plan of Distribution and Marketing Arrangements.”

(c)                   Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 8 or otherwise. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume defense of such action with counsel chosen by it and approved by the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. Subject to the requirement to reimburse the Agent for any expenses incurred by Agent as set forth in paragraph (a) of this Section 8, if an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (and any special counsel that said firm may retain) for each indemnified party in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances.

Section 9. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 8 is due in accordance with its terms but is for any reason held by a court to be unavailable from the William Penn Parties or the Agent, the William Penn Parties and the Agent shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding, but after deducting any contribution received by any of the William Penn Parties or the Agent from persons other than the other parties thereto, who may also be liable for contribution) in such proportion so that the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 2 of this Agreement (not including expenses) bears to the gross proceeds received by the Company from the sale of the Shares in the Offering, and the William Penn Parties shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the William Penn Parties on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereto), but also the relative benefits received by the William Penn Parties on the one hand and the Agent on the other from the Offering (before deducting expenses). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the William Penn Parties on the one hand or the Agent on the other and the parties relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The William Penn Parties and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro-rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this Section 9. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof) referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount pursuant to Section 8(b) or this Section 9 which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement. It is understood that the above stated limitation on the Agent’s liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. The obligations of the William Penn Parties and the Agent under this Section 9 and under Section 8 shall be in addition to any liability which the William Penn Parties and the Agent may otherwise have. For purposes of this Section 9, each of the Agent’s, the William Penn Parties’ officers and directors and each person, if any, who controls the Agent or the William Penn Parties within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Agent, or, the William Penn Parties. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 9, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 9.

Section 10. Survival of Agreements, Representations and Indemnities. The respective indemnities of the William Penn Parties and the Agent, the representations and warranties and other statements of the William Penn Parties and the Agent set forth in or made pursuant to this Agreement and the provisions relating to contribution shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agent, the William Penn Parties or any controlling person referred to in Section 8 hereof, and shall survive the issuance of the Shares, and any successor or assign of the Agent, the William Penn Parties, and any such controlling person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

Section 11. Termination. The Agent may terminate this Agreement by giving the notice indicated below in this Section 11 at any time after this Agreement becomes effective as follows:

(a)       If any domestic or international event or act or occurrence has materially disrupted the United States securities markets such as to make it, in the Agent’s reasonable opinion, impracticable to proceed with the offering of the Shares; or if trading on the NYSE shall have suspended (except that this shall not apply to the imposition of NYSE trading collars imposed on program trading); or if the United States shall have become involved in a war or major hostilities; or if a general banking moratorium has been declared by a state or federal authority which has a material effect on the Company on a consolidated basis; or if a moratorium in foreign exchange trading by major international banks or persons has been declared; or if there shall have been a material adverse change in the financial condition, results of operations or business of the Company on a consolidated basis, or if the Company on a consolidated basis shall have sustained a material or substantial loss by fire, flood, accident, hurricane, earthquake, theft, sabotage or other calamity or malicious act, whether or not said loss shall have been insured; or if there shall have been a material adverse change in the financial condition, results of operations or business of the Company on a consolidated basis.

(b)       In the event the Company fails to sell the required minimum number of the Shares by the date when such sales must be completed, in accordance with the provisions of the Offering or as required by the Reorganization Regulations, and applicable law, this Agreement shall terminate upon refund by the Company to each person who has subscribed for or ordered any of the Shares the full amount which it may have received from such person, together with interest as provided in the Prospectus, and no party to this Agreement shall have any obligation to the other hereunder, except as set forth in Sections 2(a) and (d), 6, 8 and 9 hereof.

(c)       If any of the conditions specified in Section 7 shall not have been fulfilled when and as required by this Agreement, unless waived in writing, or by the Closing Date, this Agreement and all of the Agent’s obligations hereunder may be cancelled by the Agent by notifying the Company of such cancellation in writing or by telegram at any time at or prior to the Closing Date, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 2(a), 2(d), 6, 8 and 9 hereof.

(d)                   If the Agent elects to terminate this Agreement as provided in this Section, the Company shall be notified promptly by telephone or telegram, confirmed by letter.

The Company may terminate this Agreement in the event the Agent is in material breach of the representations and warranties or covenants contained in Section 5 and such breach has not been cured after the Company has provided the Agent with notice of such breach.

This Agreement may also be terminated by mutual written consent of the parties hereto.

Section 12. Notices. All communications hereunder, except as herein otherwise specifically provided, shall be mailed in writing and if sent to the Agent shall be mailed, delivered or telegraphed and confirmed to Keefe, Bruyette & Woods, 211 Bradenton Drive, Dublin, Ohio 43017-5034, Attention: Charles E. Sloane (with a copy to Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, N.W., Washington, DC 20016, Attention: Lawrence M. F. Spaccasi) and, if sent to the William Penn Parties, shall be mailed, delivered or telegraphed and confirmed to the William Penn Parties at 8150 Route 13, Levittown, Pennsylvania 19057, Attention: Charles Corcoran (with a copy to Malizia Spidi & Fisch, PC, 901 New York Avenue, NW, Suite 210 East, Washington, DC 20001, Attention: John J. Spidi).

Section 13. Parties. The William Penn Parties shall be entitled to act and rely on any request, notice, consent, waiver or agreement purportedly given on behalf of the Agent when the same shall have been given by the undersigned. The Agent shall be entitled to act and rely on any request, notice, consent, waiver or agreement purportedly given on behalf of the William Penn Parties, when the same shall have been given by the undersigned or any other officer of the William Penn Parties. This Agreement shall inure solely to the benefit of, and shall be binding upon, the Agent, the William Penn Parties, and their respective successors and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained. It is understood and agreed that this Agreement is the exclusive agreement among the parties hereto, and supersedes any prior agreement among the parties and may not be varied except in writing signed by all the parties.

Section 14. Closing. The closing for the sale of the Shares shall take place on the Closing Date at such location as mutually agreed upon by the Agent and the Company. At the closing, the Company shall deliver to the Agent in next day funds the commissions, fees and expenses due and owing to the Agent as set forth in Sections 2 and 6 hereof and the opinions and certificates required hereby and other documents deemed reasonably necessary by the Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus.

Section 15. Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstance or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstances or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

Section 16. Construction. This Agreement shall be construed in accordance with the laws of the State of New York.

Section 17. Counterparts. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall be an original, but all of which together shall constitute but one and the same instrument.

Section 18. Entire Agreement. This Agreement, including schedules and exhibits hereto, which are integral parts hereof and incorporated as though set forth in full, constitutes the entire agreement between the parties pertaining to the subject matter hereof superseding any and all prior or contemporaneous oral or prior written agreements, proposals, letters of intent and understandings, and cannot be modified, changed, waived or terminated except by a writing which expressly states that it is an amendment, modification or waiver, refers to this Agreement and is signed by the party to be charged. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

            If the foregoing correctly sets forth the arrangement between the William Penn Parties and the Agent, please indicate acceptance thereof in the space provided below for that purpose, whereupon this letter and the Agent’s acceptance shall constitute a binding agreement.

Very truly yours,

WILLIAM PENN, MHC (in organization) By Its Authorized Representative:	WILLIAM PENN BANCORP, INC. (in organization) By Its Authorized Representative:

Charles Corcoran President and Chief Executive Officer	Charles Corcoran President and Chief Executive Officer
WILLIAM PENN BANK, FSB By Its Authorized Representative:

Charles Corcoran President and Chief Executive Officer

Accepted as of the date first above written Keefe, Bruyette & Woods, Inc.

Charles E. Sloane Managing Director